Exhibit 97

Invesco DB Agriculture Fund (“DBA”)

Invesco DB Base Metals Fund (“DBB”)

Invesco DB Commodity Index Tracking Fund (“DBC”),

Invesco DB Energy Fund (“DBE”)

Invesco DB Oil Fund (“DBO”)

Invesco DB Precious Metals Fund (“DBP”)

Invesco DB US Dollar Index Bullish Fund (“UUP”) and

Invesco DB US Dollar Index Bearish Fund (“UDN”)

Invesco Galaxy Bitcoin ETF (“BTCO”)

Invesco Galaxy Ethereum ETF (“QETH”)

(collectively, the “Funds”)

POLICY FOR RECOUPMENT OF INCENTIVE-BASED COMPENSATION

1.
Introduction

In accordance with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations thereunder, and applicable exchange listing rules, the Board of Managers (the “Board”) of Invesco Capital Management LLC (the “Company”) as the managing owner and/or sponsor of the Funds, has adopted a policy (the “Policy”) on behalf of each of the Funds providing for the Funds’ recoupment of certain incentive-based compensation received by Covered Executives (as defined below) in the event that a Fund is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws.

2.
Administration

Administration and enforcement of this Policy is delegated to the Board. Determinations of the Board under this Policy need not be uniform with respect to any or all Covered Executives and will be final and binding.

3.
Effective Date

This Policy shall be effective as of December 1, 2023 (the “Effective Date”).

4.
Covered Executives

This Policy covers each current or former officer of the Fund subject to Section 16 of the Exchange Act (each, a “Covered Executive”).[1]

5.
Covered Compensation

This Policy applies to any incentive-based compensation, including, but not limited to, bonuses, and awards, that is granted, earned or vested, wholly or in part, upon the attainment of any financial reporting measure, received (as defined below) on or after October 2, 2023 (“Covered Compensation”) by a Covered Executive. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Fund’s financial statements, and any measures that are derived wholly or in part from such measures.

This Policy shall apply to any Covered Compensation received by an employee or officer of the Company who served as a Covered Executive at any time during the performance period for that Covered Compensation, while the Fund has a class of securities listed on a national securities exchange or national securities association.

A Covered Executive will be deemed to have received Covered Compensation in the Fund’s fiscal period during which the financial reporting measure specified in the award is attained, even if payment or grant of the Covered Compensation occurs after the end of that period.

6.
Financial Restatements; Recoupment

In the event that the Board of the Company determines the Fund is required to prepare an accounting restatement due to the material noncompliance of the Fund with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (such an accounting restatement, a “Restatement”), the Board shall review the Covered Compensation received by a Covered Executive during the three-year period preceding the Required Financial Restatement Date (as defined below). Regardless of whether the Company filed the restated financial statements, the Board shall, reasonably promptly and to the full extent permitted by governing law, seek recoupment of any Covered Compensation, whether in the form of cash or equity, awarded or paid to a Covered Executive (computed without regard to any taxes paid), if and to the extent:

1.
the amount of the Covered Compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a Restatement; and

2.
the amount of the Covered Compensation that would have been awarded to the Covered Executive had the financial results been properly reported would have been lower than the amount actually awarded.

If the achievement of a certain financial result was considered in determining the Covered Compensation awarded or paid, but the Covered Compensation is not awarded or paid on a formulaic basis, the Board shall determine in its sole discretion the amount, if any, by which the payment or award should be reduced or recouped.

For purposes of this Policy, the “Required Financial Restatement Date” is the earlier to occur of:

1.
the date the Board, a committee of the Board, or any officer or officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that a Fund is required to prepare a Restatement; or

2.
the date a court, regulator, or other legally authorized body directs the Fund to prepare a Restatement.

For the avoidance of doubt, a Covered Executive will be deemed to have received Covered Compensation in the Fund’s fiscal period during which the financial reporting measure specified in the award is attained, even if the Covered Executive remains subject to additional payment conditions with respect to such award.

7.
Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping erroneously awarded Covered Compensation, which may include, without limitation:

a.
requiring reimbursement of cash incentive compensation previously paid;

b.
seeking recovery of any Equity Proceeds (as defined below);

c.
seeking recovery of some or all vested equity (and/or equity-based) awards or cancelling or rescinding some or all unvested equity (and/or equity-based) awards;

d.
adjusting or withholding from unpaid compensation or other set-off to the extent permitted by applicable law or regulation; and/or

e.
reducing or eliminating future salary increases, incentive compensation, bonuses, awards or severance.

For purposes hereof, “Equity Proceeds” means all proceeds realized by a Covered Executive (i) in connection with the vesting or settlement of restricted stock awards, restricted stock units or other stock-based awards (including, for the avoidance of doubt, any performance awards) of the Company and (ii) from the sale of shares of a Fund, in each case previously obtained as incentive compensation.

8.
Impracticability Exceptions

The Board shall not seek recoupment of any erroneously awarded Covered Compensation to the extent that, in accordance with applicable federal securities laws and exchange listing rules, it determines that:

1.
the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of erroneously-awarded Covered Compensation to be recovered and the Fund has made and documented its reasonable attempt to recover; and/or

2.
recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Company employees, to fail to meet the requirements of Sections 401(a)(13) and 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

9.
No Indemnification

The Funds shall not indemnify any Covered Executive against the loss of any erroneously awarded Covered Compensation or any Covered Compensation that is recouped pursuant to the terms of this Policy, or any claims relating to a Fund’s enforcement of its rights under this Policy.

10.
Public Disclosure

The Funds shall make all required disclosures and filings with respect to this Policy in accordance with the requirements of the federal securities laws.

11.
Severability

If any provision of this Policy or the application of any such provision to any Covered Executive shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

12.
Amendments

The Board may amend, modify or terminate this Policy in whole or in part at any time in its sole discretion and may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with applicable laws and regulations.

13.
No Impairment of Other Remedies

The remedies under this Policy are in addition to, and not in lieu of, any legal and equitable claims a Fund may have or any actions that may be imposed by law enforcement agencies, regulators or other authorities. The Funds may adopt additional recoupment provisions in the future or amend existing requirements as required by law or regulation.

[1] The Funds do not have employees or officers; however, certain officers of the Company have been identified by the Board as named executive officers of the Funds within the meaning of Section 16 under the Exchange Act.